Exhibit 99.1

EnergySolutions Announces Second Quarter 2010 Results

SALT LAKE CITY, UT — (MARKET WIRE) — August 5, 2010 — EnergySolutions, Inc. (NYSE: ES), a leading provider of specialized, technology-based nuclear services to government and commercial customers, today announced financial results for the Company’s second quarter ended June 30, 2010.

Q2 2010 Summary

•        Revenues of $398.3 million

•        Non-cash goodwill impairment charge of $35.0 million

•        Net loss attributable to EnergySolutions of $28.5 million, or $0.32 per share

•        Net income attributable to EnergySolutions of $6.5 million, or $0.07 per share, excluding non-cash goodwill impairment charge

•        Net income attributable to EnergySolutions before non-cash impacts of amortization of intangible assets and goodwill impairment charge of $11.3 million, or $0.13 per share

•        EBITDA (excluding non-cash goodwill impairment charge) of $29.5 million

Second Quarter 2010 Results

Revenues for the second quarter of 2010 were $398.3 million, compared with $373.6 million in the second quarter of 2009.  Gross profit for the second quarter of 2010 was $44.6 million, compared with $46.3 million for the second quarter of 2009.  Selling, general and administrative expenses for the second quarter of 2010 were $30.8 million, compared with $30.3 million for the second quarter of 2009.  Net loss attributable to EnergySolutions for the second quarter of 2010 was $28.5 million, or $0.32 per share, compared with net income of $7.3 million, or $0.08 per share, for the second quarter of 2009.  Excluding a non-cash goodwill impairment charge, the Company reported non-GAAP net income attributable to EnergySolutions of $6.5 million, or $0.07 per share. As previously announced, the Company recognized a non-cash goodwill impairment charge of $35.0 million during the quarter ended June 30, 2010 related to its Federal Services reporting unit.

Net income attributable to EnergySolutions before the non-cash impacts of amortization of intangible assets and goodwill impairment charge for the second quarter of 2010 was $11.3 million, or $0.13 per share, compared with $12.5 million, or $0.14 per share, for the second quarter of 2009.  EBITDA, excluding the goodwill impairment charge, for the second quarter of 2010 was $29.5 million, compared with $29.6 million for the second quarter of 2009.  Adjusted EBITDA for the second quarter of 2010 was $32.3 million, compared with $32.9 million for the second quarter of 2009.

Reconciliations of GAAP to non-GAAP financial measures are provided in the attached Table 4.

CEO Commentary

Commenting on the quarter, Val Christensen, EnergySolutions President and CEO said, “We executed well in the quarter and were encouraged by the year-over-year revenue growth in each of our operating segments.  The most significant driver of the revenue growth was a higher level of services and waste disposal for Federal Government customers.  We also continue to make good progress on a number of items that are of significant strategic importance to the Company, including adopting a more customer-focused approach throughout the organization and developing our long-term international strategy.”

Business Segments — Second Quarter 2010

The results of the Company’s four business segments, on a GAAP basis, are presented in Table 5 in the accompanying financial tables.

Federal Services

Federal Services revenues for the second quarter of 2010 were $93.0 million, compared with $74.7 million in the second quarter of 2009.  The increase in revenues is primarily attributable to a higher level of activity as a result of stimulus funds used to accelerate work on the Moab Atlas mill tailings project, increased revenues on the Isotek project at the Oak Ridge National Laboratory, and increased subcontracting activity at a federal site in Portsmouth, Ohio.

Income from operations for the second quarter of 2010 was $5.1 million, compared with $4.6 million for the second quarter of 2009.  Operating margin was 5.5% for the second quarter of 2010, compared to 6.2% for the second quarter of 2009.  Operating margin declined primarily due to increased bid and proposal costs related to the East Tennessee Technology Park proposal.

Equity in income of unconsolidated joint ventures was $3.9 million for the second quarter of 2010, compared with $2.2 million for the second quarter of 2009.  This increase is primarily due to increased income from our Washington River Protection Solutions joint venture at the Hanford site in which we have a non-controlling interest.

Commercial Services

Commercial Services revenues for the second quarter of 2010 were $24.4 million, compared with $23.1 million for the second quarter of 2009.  The increase in revenues is primarily due to modest growth across most of the segment’s business lines, which was partially offset by reduced activity of large components services due to completion of the Duke McGuire project in late 2009.

Income from operations for the second quarter of 2010 was $4.1 million, compared with $3.8 million in the second quarter of 2009.  Operating margin was 16.9% for the second quarter of 2010, compared to 16.4% for the second quarter of 2009.  The increase in operating margin was primarily due to higher gross margins generated across most of the segment’s business lines.

Logistics, Processing and Disposal

Logistics, Processing and Disposal revenues for the second quarter of 2010 were $66.3 million, compared to $61.6 million in the second quarter of 2009.  The increase in revenues is primarily due to higher volumes of waste disposed at the Clive, Utah facility from federal customers, as well as higher revenues from transportation services.

Income from operations for the second quarter of 2010 was $20.8 million, compared with $23.6 million for the second quarter of 2009.  Operating margin was 31.4% for the second quarter of 2010, compared to 38.4% for the second quarter of 2009.  The decrease in operating margin was primarily attributable to a higher mix of transportation revenues and waste disposal revenues from federal customers, as well as increased labor costs related to safety enhancements at the Bear Creek facility.

International

International revenues for the second quarter of 2010 were $214.6 million, compared to $214.1 million for the second quarter of 2009.  Excluding the effects of fluctuations in foreign currency exchange rates, International revenues for the second quarter of 2010 increased $8.3 million over the second quarter of 2009 mostly due to increased reimbursable contract cost base from our Magnox contracts.  International revenues were negatively impacted by $7.8 million due to foreign currency fluctuations in the second quarter of 2010.

Income from operations for the second quarter of 2010 was $0.6 million, compared with $1.1 million for the second quarter of 2009.  Operating margin was 0.3% for the second quarter of 2010, compared to 0.5% for the second quarter of 2009.  The decrease in operating margin was primarily due to lower efficiency fees recognized from the Company’s Magnox contracts and increased bid and proposal costs related to the Dounreay bid.

Balance Sheet

As previously announced, EnergySolutions intends to refinance its existing credit facilities with borrowings under a new senior secured credit facility and the proceeds of an offering of senior unsecured notes.  The new senior secured facility will include a term loan and a revolving credit facility.  A portion of the proceeds from the senior secured credit facility will be held in a restricted cash account to provide for cash-collateralized letters of credit.  The refinancing is subject to market and other conditions, and there can be no assurances that these transactions will be consummated.

Outlook for 2010

EnergySolutions reaffirms that its EBITDA guidance will be between $140 million and $150 million for the year ending December 31, 2010.  On July 12, 2010, EnergySolutions entered into an amendment to its existing credit facilities to ensure that it remained in compliance with the financial covenants in the credit facilities.  Lenders agreed that the requirement not to exceed a maximum first lien leverage ratio would not apply to the quarter ended June 30, 2010.  As a result of the amendment, the interest rate on the Company’s outstanding borrowings under the credit facilities is expected to increase by approximately 2%.  In addition, the Company incurred fees of approximately $2.2 million, which will be amortized over the expected remaining life of the facilities.  As a result of the increased interest expense and the goodwill impairment charge recognized in the second quarter, the Company expects full year 2010 GAAP earnings per share to range from $0.04 to $0.12 Excluding the non-cash goodwill impairment charge, the Company expects 2010 earnings per share to range from $0.44 to $0.52 and net income before the non-cash impact of the amortization of intangible assets and goodwill impairment charge of $0.65 to $0.73 per share.  The Company expects it effective tax rate to be in the range of 20% to 22%.

Forward-Looking Statements

Statements in this news release regarding future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: (a) uncertain and weak economic conditions globally, including decreased credit availability for our customers and the decisions of individual customers to retain cash and reduce credit market exposure, (b) decreased tax revenues combined with increased demands on federal funding allocations reducing funds available for existing or proposed federal projects that we have been awarded or on which we would bid, (c) current regulatory initiatives, including the importation of nuclear waste into the United States and the disposal and storage of depleted uranium (d) the weakening of the pound sterling and the related currency translation impact on our business if the currency continues to weaken, (e) adverse public reaction that could lead to increased regulation or limitations on our activities, (f) uncertainty regarding the impact on our business of increased regulatory scrutiny of the nuclear waste industry in the U.S. and U.K., (g) decisions by our customers to reduce or halt their spending on nuclear services, (h) decisions by our commercial customers to store radioactive materials on-site rather than dispose of radioactive materials at one of our facilities, (i) the adverse impact of current or future financial conditions on the value of decommissioning trust funds, and (j) continued competitive pressures in our markets. Additional information on potential factors that could affect the Company’s results and other risks and uncertainties are set forth in EnergySolutions, Inc. filings with the Securities and Exchange Commission including its annual report on Form 10-K for the fiscal year ended December 31, 2009 and its most recent report on Form 10-Q for the quarter ended March 31, 2010.  The Company does not undertake any obligation to release publicly any revision to any of these forward-looking statements.

Conference Call Details

The EnergySolutions 2010 second quarter teleconference and webcast are scheduled to begin at 10:00 a.m. EDT, on Thursday, August 5, 2010.

Hosting the call will be Val Christensen, President and Chief Executive Officer, and Mark McBride, Chief Financial Officer.

To participate in the event by telephone, please dial (866)-700-6293 five to ten minutes prior to the start time (to allow time for registration) and reference the conference passcode 91195644. International callers should dial (617)-213-8835 and enter the same passcode.

A replay of the call will be available on Thursday, August 5, 2010, at 1:00 p.m. EDT through Thursday, August 12, 2010 at 2:00 p.m. EDT. To access the replay, dial (888)-286-8010 and enter passcode 15279523. International callers should dial (617)-801-6888 and enter the same passcode.

The conference call will be broadcast live over the Internet and can be accessed by all interested parties through the company’s web site at www.energysolutions.com by clicking on the “investor relations” tab at the top of the home page. An audio replay of the event will be archived on EnergySolutions’ web site for 90 days.

About EnergySolutions, Inc.

EnergySolutions offers customers a full range of integrated services and solutions, including nuclear operations, characterization, decommissioning, decontamination, site closure, transportation, nuclear materials management, the safe, secure disposition of nuclear waste, and research and engineering services across the fuel cycle.

For more information, please contact:

John Rasmussen

EnergySolutions, Inc.

(801) 649-2000

jarasmussen@energysolutions.com

-Financial Tables to follow-

Table 1

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in thousands, except per share data)

	For the Quarter		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Revenues	$398,339	$373,585	$884,229	$810,694
Cost of revenues	(353,780)	(327,257)	(796,967)	(713,768)

Gross profit	44,559	46,328	87,262	96,926

Selling, general and administrative expenses	(30,837)	(30,320)	(59,148)	(61,099)
Impairment of goodwill	(35,000)	—	(35,000)	—
Equity in income of unconsolidated joint ventures	3,850	2,163	6,213	3,125

Income from operations	(17,428)	18,171	(673)	38,952

Interest expense	(9,866)	(7,465)	(18,542)	(15,421)
Other income (expenses), net	1,193	(669)	1,020	(898)

Income before income taxes and noncontrolling interests	(26,101)	10,037	(18,195)	22,633

Income tax expense	(2,102)	(2,351)	(4,025)	(6,625)

Net income	(28,203)	7,686	(22,220)	16,008

Less: Net income attributable to noncontrolling interests	(302)	(356)	(453)	(551)

Net income attributable to EnergySolutions	$(28,505)	$7,330	$(22,673)	$15,457

Net income attributable to EnergySolutions per share:
Basic	$(0.32)	$0.08	$(0.26)	$0.18
Diluted	$(0.32)	$0.08	$(0.26)	$0.17

Number of shares used in per share calculations:
Basic	88,510,294	88,305,674	88,464,943	88,305,674
Diluted	88,510,294	88,493,274	88,464,943	88,328,023

Table 2

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$33,738	$15,913
Accounts receivable, net of allowance for doubtful accounts	291,171	260,380
Other current assets	169,552	153,213
Total current assets	494,461	429,506

Property, plant & equipment, net	116,684	120,775
Goodwill	481,036	518,770
Other intangible assets, net	293,374	310,203
Other noncurrent assets	157,294	131,921

Total assets	$1,542,849	$1,511,175

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$51,580	$19,071
Accounts payable	106,112	110,247
Accrued expenses and other current liabilities	196,594	167,503
Other current liabilities	20,429	12,447
Total current liabilities	374,715	309,268

Long-term debt, less current portion	480,218	505,040
Other noncurrent liabilities	216,562	196,705

Total liabilities	1,071,495	1,011,013

EnergySolutions stockholders’ equity	470,080	499,045
Noncontrolling interests	1,274	1,117

Total equity	471,354	500,162

Total liabilities and equity	$1,542,849	$1,511,175

Table 3

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	For the Six Months Ended June 30,
	2010	2009

Cash Provided by Operating Activities	$21,848	$24,514

Investing Activities
Purchases of property, plant and equipment	(6,008)	(8,226)
Purchases of intangible assets	(661)	(372)
Proceeds from disposition of property, plant and equipment	44	—
Cash Used in Investing Activities	(6,625)	(8,598)

Financing Activities
Repayments of long-term debt	(24,313)	(11,744)
Net borrowings under revolving credit facility	32,000	—
Dividends to stockholders	(4,425)	(4,415)
Other items	(4,630)	(1,166)
Cash Used in Financing Activities	(1,368)	(17,325)

Effect of Exchange Rate on Cash	3,970	2,850

Increase in Cash and Cash Equivalents	$17,825	$1,441

Amortization of Intangible Assets	$12,777	$13,907
Depreciation	$10,618	$9,688

Table 4

ENERGYSOLUTIONS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(Dollars in thousands, except per share data)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009

Reconciliation of net income (loss) attributable to EnergySolutions to EBITDA and Adjusted EBITDA:
Net income (loss) attributable to EnergySolutions	$(28,505)	$7,330	$(22,673)	$15,457
Interest expense	9,866	7,465	18,542	15,421
Interest rate collar loss (gain)	(727)	559	(883)	1,200
Income tax expense	2,102	2,351	4,025	6,625
Depreciation expense	5,397	4,991	10,618	9,688
Impairment of goodwill	35,000	—	35,000	—
Amortization of intangible assets	6,341	6,953	12,777	13,907
EBITDA	29,474	29,649	57,406	62,298
Accretion	219	406	438	775
Equity-based compensation	2,603	2,818	5,050	5,545
Adjusted EBITDA	$32,296	$32,873	$62,894	$68,618

Reconciliation of net income (loss) attributable to EnergySolutions to non-GAAP net income attributable to EnergySolutions:
Net income (loss) attributable to EnergySolutions	$(28,505)	$7,330	$(22,673)	$15,457
Impairment of goodwill	35,000	—	35,000	—
Non-GAAP net income attributable to EnergySolutions	$6,495	$7,330	$12,327	$15,457

Non-GAAP net income attributable to EnergySolutions per share:
Basic	$0.07	$0.08	$0.14	$0.18
Diluted	$0.07	$0.08	$0.14	$0.17

Number of shares used in per share calculations:
Basic	88,510,294	88,305,674	88,464,943	88,305,674
Diluted	88,539,160	88,493,274	88,507,850	88,328,023

Reconciliation of net income (loss) attributable to EnergySolutions to net income attributable to EnergySolutions before the non-cash impact of amortization of intangible assets and impairment of goodwill:

Net income (loss) attributable to EnergySolutions	$(28,505)	$7,330	$(22,673)	$15,457
Impairment of goodwill	35,000	—	35,000	—
Amortization of intangible assets	6,341	6,953	12,777	13,907
Income tax expense related to amortization of intangible assets	(1,550)	(1,775)	(3,145)	(4,172)
Net income attributable to EnergySolutions before the non-cash impact of amortization of intangible assets and impairment of goodwill	$11,286	$12,508	$21,959	$25,192

Net income attributable to EnergySolutions before the non-cash impact of amortization of intangible assets and impairment of goodwill per share:
Basic	$0.13	$0.14	$0.25	$0.29
Diluted	$0.13	$0.14	$0.25	$0.29

Number of shares used in per share calculations:
Basic	88,510,294	88,305,674	88,464,943	88,305,674
Diluted	88,539,160	88,493,274	88,507,850	88,328,023

The Company defines EBITDA as net income (loss) attributable to EnergySolutions plus interest expense (including the effects of interest rate derivative agreements), income taxes, depreciation, impairment charges and amortization.  The Company defines Adjusted EBITDA as EBITDA plus non-cash equity compensation expense and non-cash accretion expense. The Company uses EBITDA and Adjusted EBITDA as key indicators of its operating performance and for planning and forecasting future business operations. EBITDA and Adjusted EBITDA, as presented in this release, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measures of the Company’s financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of the Company’s liquidity.

The Company’s measurement of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. the Company has included information concerning EBITDA and Adjusted EBITDA in this release because they are used by management to measure operating performance and because the Company believes that such information is often used by certain investors as measures of a company’s historical performance and for modeling.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and investors should not consider them in isolation, or as a substitute for analysis of the Company’s operating results or cash flows as reported under GAAP. Some of these limitations are:

•                  They do not reflect the Company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•                  They do not reflect changes in, or cash requirements for, the Company’s working capital needs;

•                  They do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt;

•                  Although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•                  They are not adjusted for all non-cash income or expense items that are reflected in the Company’s statements of cash flows; and

•                  Other companies in the Company’s industry may calculate these measures differently than the Company does, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to the Company to invest in the growth of its business. The Company compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only for supplemental purposes.

The Company defines non-GAAP net income attributable to EnergySolutions as net income (loss) attributable to EnergySolutions plus goodwill and intangible impairment charges, net of the related income tax expense of these items.  The Company defines net income attributable to EnergySolutions before the impacts of amortization of intangible assets and impairment charges as net income attributable to EnergySolutions plus amortization expense of intangible assets plus goodwill and intangible impairment charges, net of the related income tax expense of each of these items. These non-GAAP measures may be useful to investors seeking to compare the Company’s operating performance on a consistent basis from period to period that, when viewed with its GAAP results and the above reconciliation, management believes provides a more complete understanding of factors and trends affecting the Company’s business than GAAP measures alone. These measures should not be considered as substitutes for net income attributable to EnergySolutions, as determined in accordance with GAAP, and you should not consider them in isolation or as a substitute for analyzing the Company’s results as reported under GAAP

Table 5

ENERGYSOLUTIONS, INC.

REPORTING SEGMENT INFORMATION (UNAUDITED)

(Dollars in thousands)

	For the Quarter Ended June 30,				For the Six Months Ended June 30,
	2010		2009		2010		2009

Revenues
Federal Services	$93,044		$74,721		$181,670		$140,802
Commercial Services	24,379		23,106		45,542		44,830
LP&D	66,293		61,614		118,980		107,618
International	214,623		214,144		538,037		517,444
Total Revenues	$398,339		$373,585		$884,229		$810,694

Gross Profit and Margin
Federal Services	$9,336	10.0%	$8,052	10.8%	$16,090	8.9%	$17,021	12.1%
Commercial Services	6,033	24.7%	5,644	24.4%	9,716	21.3%	10,590	23.6%
LP&D	22,752	34.3%	25,812	41.9%	34,790	29.2%	39,798	37.0%
International Operations	6,438	3.0%	6,820	3.2%	26,666	5.0%	29,517	5.7%
Total Gross Profit	$44,559	11.2%	$46,328	12.4%	$87,262	9.9%	$96,926	12.0%

Income from Operations and Margin
Federal Services	$5,103	5.5%	$4,649	6.2%	$8,869	4.9%	$10,265	7.3%
Commercial Services	4,115	16.9%	3,782	16.4%	6,096	13.4%	6,960	15.5%
LP&D	20,849	31.4%	23,640	38.4%	30,743	25.8%	35,403	32.9%
International	611	0.3%	1,133	0.5%	17,545	3.3%	19,641	3.8%
Total income from operations before corporate selling, general and administrative expenses, impairment of goodwill, and equity in income of unconsolidated joint ventures	30,678	7.7%	33,204	8.9%	63,253	7.2%	72,269	8.9%
Corporate selling, general and administrative expenses	(16,956)		(17,196)		(35,139)		(36,442)
Impairment of goodwill	(35,000)		—		(35,000)		—
Equity in income of unconsolidated joint ventures	3,850		2,163		6,213		3,125
Total Income from Operations	$(17,428)	-4.4%	$18,171	4.9%	$(673)	-0.1%	$38,952	4.8%

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